 Exhibit 99.1

PGT Innovations announces executive promotions to support organic growth

NORTH VENICE, Fla. — PGT Innovations (NYSE: PGTI), a leading manufacturer of premium windows, doors, and garage doors, is pleased to announce several executive promotions that support the company’s strategy to grow organically and through acquisitions.

“These leadership changes will help leverage our teams’ strengths across the entire organization while allowing us to streamline resources,” said Jeff Jackson, President and CEO of PGT Innovations. “As we’ve increased our total team to now approximately include 5,500 team members, these executive moves allow for a better span of control to manage strengths and support our growth as well as demonstrate the effectiveness of our succession planning process”.

The following changes take place effective February 27, 2023:

●	Mike Wothe, promoted to Executive Vice President of Operations, reporting to Jeff Jackson.

●	Debbie LaPinska, promoted to Chief Customer Officer with responsibilities for sales and marketing, reporting to Jeff Jackson.

●	Rachel Evans, promoted to Senior Vice President of Human Resources, reporting to Jeff Jackson.

●	Bob Keller, promoted to Senior Vice President of Research & Development, Product Innovation and Technology, reporting to Jeff Jackson.

●	Eric Kowalewski, promoted to President of Operations – Southeast Region, reporting to Mike Wothe.

●	Mark Yeandle, promoted to President of Operations - Western Region, reporting to Mike Wothe.

PGT Innovations is committed to the strategy of expanding its family of brands, transforming manufacturing operations, and growing in desirable markets and geographies. Over the last several years, PGTI has acquired Western Window Systems, NewSouth Window Solutions, Eco Window Systems, Anlin Windows & Doors, and Martin Door.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows, doors, and garage doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, NewSouth Window Solutions, Martin Door and a 75 percent ownership stake in Eco Window Systems. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

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PGT Innovations Contact

Media Relations

Stephanie Cz, Corporate Marketing Manager

SCz@PGTInnovations.com

941-480-1600